MARINEMAX REPORTS FOURTH QUARTER AND FISCAL 2016 RESULTS

~ Fiscal 2016 Revenue Grows Over 25% to $942 Million, Led by 22% Same-Store Sales ~
~ Fourth Quarter Revenue Grew More Than 20% to $227 Million, With Same-Store Sales Up 12% ~
~ GAAP Fiscal 2016 Diluted EPS of $0.91; Adjusted Diluted EPS Grows 85% to $0.87 ~
~ GAAP Fourth Quarter Diluted EPS of $0.22; Adjusted Diluted EPS of $0.18 ~
~ Company Provides Annual Guidance for Fiscal 2017 ~

CLEARWATER, FL, November 1, 2016 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its fourth quarter and fiscal year ended September 30, 2016.

For the fiscal year ended September 30, 2016, the Company produced revenue growth of over 25% to $942.1 million compared to $751.4 million in fiscal 2015. Same-store sales increased over 22% for the second consecutive year. Pretax earnings for fiscal 2016 were $34.8 million compared to $20.9 million last year. Included in fiscal 2015 pretax earnings was a $1.6 million gain from the sale of real estate, or $0.06 per diluted share. Absent such gain, the Company’s pretax earnings grew more than 80% in fiscal 2016 to $34.8 million from $19.3 million. Net income for the fiscal year ended September 30, 2016, was $22.6 million, or $0.91 per diluted share, compared to $48.3 million, or $1.92 per diluted share in the prior year. Included in fiscal 2016 is a deferred tax asset valuation allowance reversal of $1.1 million net, or $0.04 per diluted share. Similarly, included in fiscal 2015, is a deferred tax asset valuation allowance reversal of $27.4 million net, or $1.09 per diluted share. Both of these valuation allowance reversals are recorded as a benefit in the Company’s income tax provision in their respective years.

Excluding the deferred tax asset valuation allowance reversals in both periods and the real estate gain in fiscal 2015, and applying a pro forma tax provision to fiscal 2015, the Company’s comparable non-GAAP diluted earnings per share rose more than 85% to $0.87 per diluted share in fiscal 2016 from $0.47 per diluted share last year.

For the quarter ended September 30, 2016, revenue grew more than 20% to $227.3 million from $189.3 million for the comparable quarter last year. Same-store sales for the quarter increased over 12%, on top of 17% growth for the comparable period last year. Pretax earnings increased approximately 15% for the quarter ended September 30, 2016 to $6.3 million from $5.4 million last year. Net income for the quarter ended September 30, 2016, was $5.6 million, or $0.22 per diluted share, compared to $32.8 million, or $1.32 per diluted share in the comparable period last year. Included in the quarter ended September 30, 2016 is a deferred tax asset valuation allowance reversal of $1.1 million net, or $0.04 per diluted share. Similarly, included in the comparable period last year, is a deferred tax asset valuation allowance reversal of $27.4 million net, or $1.10 per diluted share.

Excluding the deferred tax asset valuation allowance reversals in both periods, and applying a pro forma tax provision to the quarter ended September 30, 2015, the Company’s comparable non-GAAP diluted earnings per share rose more than 38% to $0.18 per diluted share in the quarter ended September 30, 2016 from $0.13 per diluted share in the comparable period last year.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “Fiscal 2016 was marked by consistent strong sales and sustained positive trends in the marine industry. Overall, our team produced impressive comparable earnings per share growth of more than 85%, driven by our second consecutive year of 22% same-store sales growth plus the positive benefits derived from the strategic Russo Marine acquisition which was completed during the year. While we produced excellent results for the year, our fourth quarter experienced gross margin pressure as we more aggressively positioned our inventory for the winter season and the expected continued rollout of new models from our manufacturing partners. This coupled with the timing of several boat shows, which moved from October to September, shifting costs into the quarter, impacted our final results.”

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Mr. McGill continued, “Current trends in the industry remain strong, as evidenced by our increasing sales backlog, the enthusiasm we are experiencing in our showrooms, growing crowds at boat shows, and attendance at our Getaways events. Along with the past few years of sustained sales and earnings growth, these trends provide us with confidence that for fiscal 2017, we are well positioned to capture additional market share and earnings growth as the industry recovery continues. With the highest tangible net worth in our history, the right inventory, a committed and proven team, coupled with the ongoing excitement that new models and technology are generating, MarineMax is ready to build upon our past successes as we strive to grow long term value for our shareholders.”

2017 Guidance

Based on current business conditions, retail trends and other factors, the Company currently expects fully taxed earnings per diluted share to be in the range of $1.04 to $1.14 for fiscal 2017. This compares to a non-GAAP adjusted, but fully taxed, diluted earnings per share of $0.87 in fiscal 2016 and $0.47 in fiscal 2015. The adjustments to 2016 are the removal of the deferred tax asset valuation allowance reversal noted above. The adjustments to 2015 are the removal of the deferred tax asset valuation allowance reversal noted above, the gain as noted above and a pro forma income tax provision being provided. These expectations do not take into account, or give effect for, material acquisitions that may be completed by the Company during the fiscal year or other unforeseen events.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Crest, Scout, Sailfish, Sea Pro, Scarab Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 56 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the fourth quarter and full year ended September 30, 2016; the Company’s confidence that it is well positioned for fiscal 2017 to capture additional market share and earnings growth as the industry recovery continues; the readiness of the Company to build upon its past success as it strives to build long term value for its shareholder and the Company’s fiscal 2017 guidance. These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2015 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	203.682.8211
	Public Relations	bcohen@icrinc.com
	MarineMax, Inc.	727.531.1700

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue	$227,355	$189,252	$942,050	$751,370
Cost of sales	170,870	141,180	716,022	566,603

Gross profit	56,485	48,072	226,028	184,767
Selling, general, and administrative expenses	49,041	41,734	185,776	159,435

Income from operations	7,444	6,338	40,252	25,332
Interest expense	1,180	914	5,462	4,454

Income before income tax provision (benefit)	6,264	5,424	34,790	20,878
Income tax provision (benefit)	678	(27,414)	12,208	(27,414)

Net income	$5,586	$32,838	$22,582	$48,292

Basic net income per common share	$0.23	$1.35	$0.93	$1.97

Diluted net income per common share	$0.22	$1.32	$0.91	$1.92

Weighted average number of common shares used in computing net income per common share:
Basic	24,288,130	24,391,776	24,203,947	24,466,243

Diluted	25,010,193	24,883,360	24,820,847	25,102,289

Supplemental Information –
Reconciliation of GAAP to Non-GAAP
Measures
Net income	$5,586	$32,838	$22,582	$48,292
Less valuation allowance reversal on deferred tax assets, net	(1,056)	(27,414)	(1,056)	(27,414)
Gain on sale of property, net	—	—	—	(1,628)
Pro forma income tax provision	—	(2,115)	—	(7,508)

Adjusted net income	4,530	$3,309	$21,526	$11,742

Diluted net income per common share	$0.22	$1.32	$0.91	$1.92
Less valuation allowance reversal on deferred tax assets, net	(0.04)	(1.10)	(0.04)	(1.09)
Gain on sale of property, net	—	—	—	(0.06)
Pro forma income tax provision	—	(0.09)	—	(0.30)

Adjusted diluted net income per common share	$0.18	$0.13	$0.87	$0.47

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 30,	September 30,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,585	$32,611
Accounts receivable, net	24,583	18,474
Inventories, net	321,978	273,875
Prepaid expenses and other current assets	5,965	10,845
Total current assets	391,111	335,805
Property and equipment, net	121,353	98,987
Other long-term assets, net	13,149	5,313
Deferred tax assets, net	21,075	27,517

Total assets	$546,688	$467,622

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,597	$13,510
Customer deposits	30,129	12,731
Accrued expenses	25,603	19,964
Short-term borrowings	166,550	137,186

Total current liabilities	231,879	183,391
Long-term liabilities	2,336	586

Total liabilities	234,215	183,977
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	26	26
Additional paid-in capital	241,058	234,478
Retained earnings	103,212	75,433
Treasury stock	(31,823)	(26,292)

Total stockholders’ equity	312,473	283,645

Total liabilities and stockholders’ equity	546,688	467,622

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